Exhibit 2

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of January 11, 2008 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), by and among Mr. Tu Guo Shen (“Mr. Tu”), an individual resident in the People’s Republic of China, Whitehorse Technology Limited (“Whitehorse”), a company organized and existing under the laws of the British Virgin Islands (“BVI”) that is wholly owned by Mr. Tu (collectively, together with their successors and permitted assigns, the “Pledgors” and each individually, a “Pledgor”), and DB Trustees (Hong Kong) Limited (with its successors in such capacity, the “Collateral Agent”) as collateral agent for holders of the Notes (as defined below).

W I T N E S S E T H:

WHEREAS, Whitehorse issued $50,000,000 in aggregate principal amount of Exchangeable Senior Notes due 2012 (the “Notes”) pursuant to an indenture, dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Indenture”), by and between Whitehorse and DB Trustees (Hong Kong) Limited, as trustee (in such capacity, the “Trustee”), pursuant to which Whitehorse has agreed to exchange common stock par value $.0001 (the “Common Stock”), of China Security & Surveillance Technology, Inc., a Delaware corporation (“CSR”), for the Notes on the terms and conditions set forth in the Indenture;

WHEREAS, in order to secure (i) the payment of all of the principal of and interest and premium, if any, on the Notes and the payment and performance of all other Obligations (as defined in the Indenture) and (ii) each of the Pledgors’ obligations and liabilities hereunder and in connection therewith, the Pledgors are required to execute and deliver this Agreement pursuant to the Indenture;

WHEREAS, the Pledgors are the legal and beneficial owners of 11,175,000 shares of capital stock of the CSR as described in Schedule A, of which 8,750,000 shares are initially pledged to the Collateral Agent on behalf, and for the benefit, of the Holders (the “Pledged Shares”); and

WHEREAS, capitalized terms used herein but not defined herein shall have the respective meanings ascribed thereto in the Indenture;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.

  Pledge.  The Pledgors hereby, jointly and severally, pledge to the Collateral Agent on behalf and for the benefit of the Holders, and grants to the Collateral Agent on behalf and for the benefit of the Holders a security interest in, the following (the “Pledged Collateral”):

(a)

all of the Pledged Shares;

(b)

all Additional Pledged Shares and Pledged Cash (each as defined in Section 14), from time to time upon occurrences of a Triggering Event (as defined in Section 14);

(c)

the certificates representing the shares referred to in clauses (a) and (b) above; and

(d)

all dividends, cash, instruments and other property or proceeds, from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

Section 2.

  Security for Obligations.  This Agreement secures and the Pledged Collateral is security for the full and prompt payment when due (whether at Stated Maturity, by acceleration or otherwise) of, and the performance of Whitehorse’s and Mr. Tu’s obligations and liabilities under the Indenture (the “Secured Obligations”).

Section 3.

  Delivery of Pledged Collateral.  All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to the agent appointed by the Collateral Agent in New York and held by the Collateral Agent on behalf of and for the benefit of the Holders pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form to be provided by CSR.  The Collateral Agent shall have the right but no obligation, at any time in its discretion and without notice to the Pledgors, to transfer to or to register in its name or in the name of any of its nominees any or all of the Pledged Collateral.  In addition, the Collateral Agent shall have the right but no obligation at any time to exchange certificates or instruments representing or evidencing any of the Pledged Collateral for certificates or instruments of smaller or larger denominations.

Section 4.

  Representations and Warranties.  The Pledgors make the following representations:

(a)

The Pledged Shares have been duly authorized and validly issued, fully registered and are fully paid and non-assessable.

(b)

The Pledgors are the legal and beneficial owner of the Pledged Collateral pledged by them hereunder free and clear of any Lien, except for the Lien and security interest created by this Agreement and the Indenture.

(c)

The pledge of the Pledged Shares pursuant to this Agreement creates a valid and perfected first priority security interest in the Pledged Collateral, securing the payment of all of the Secured Obligations.

(d)

No consent, authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required either (i) for the pledge by the Pledgors of the Pledged Collateral pursuant to this Agreement or for the due execution, delivery or performance of this Agreement by the Pledgors, or (ii) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or of the remedies in respect of the Pledged Collateral pursuant to this Agreement, or as may be required in connection with the disposition of the Pledged Collateral by laws affecting the offering and sale of securities generally.

Section 5.

  Further Assurances, Authorization of Financing Statements, Etc.

(a)

The Pledgors agree that at any time and from time to time, at their cost and expense, they will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may request, in order to perfect and protect the Lien and security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

(b)

The Pledgors agree to defend the title to the Pledged Collateral and the Lien thereon and security interest therein of the Collateral Agent against the claim of any other Person and to maintain and preserve such Lien and security interest until indefeasible payment in full of all of the Secured Obligations.

(c)

Each Pledgor agrees, by itself or through its affiliates, counsel and other representatives, at any time and from time to time and at the expense jointly and severally payable by the Pledgors, to file or record financing statements, amendments to financing statements, and other filing or recording documents or instruments with respect to the Pledged Collateral in such form and in such offices to perfect the security interests of the Holders under this Agreement.  Each Pledgor hereby also agrees, by itself or through its affiliates, counsel and other representatives, at any time and from time to time and at the expense jointly and severally payable by the Pledgors, to file continuation statements with respect to previously filed financing statements.  A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.  The Pledgors agree to promptly complete such filings and furnish the Collateral Agent with documents evidencing such filings.

(d)

Whitehorse agrees pursuant to section 162 of the BVI Business Companies Act (the “BVIBC Act”), to make an entry in its Register of Charges maintained at its registered office (or at the office of its registered agent) in respect of the Pledged Collateral that it grants in favor of the Holders, and shall as soon as practicable thereafter, pursuant to section 163 of the BVIBC Act, make an application with the Registrar of Corporate Affairs of the BVI to register details of the Pledged Collateral in the Register of Registered Charges, in order to comply the legal requirements in the BVI for establishing priority of collateral security interests.

Section 6.

  Voting Rights; Dividends; Etc.

(a)

As long as no Default or Event of Default shall have occurred and be continuing (or, in the case of subsection (a)(i) of this Section 6, as long as no notice thereof shall have been given by the Collateral Agent to the Pledgors):

(i)

Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to its Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement, the Indenture or any other Security Document; provided, however, that each Pledgor shall not exercise or shall refrain from exercising any such right if such action would have a material adverse effect on the value of the Pledged Collateral or any part thereof.

(ii)

Each Pledgor shall be entitled to receive and retain any and all dividends paid in respect of its Pledged Collateral, other than any and all

(1)

dividends in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any of its Pledged Collateral,

(2)

dividends and other distributions paid or payable in cash in respect of any of its Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

(3)

cash paid, payable or otherwise distributed in redemption of, or in exchange for, any of its Pledged Collateral,

all of which shall be forthwith delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor, and be forthwith delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(iii)

The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgors all such proxies and other instruments in the form to be provided by the Pledgors as the Pledgors may reasonably request for the purpose of enabling the Pledgors to exercise the voting and other rights which they are entitled to exercise pursuant to paragraph (i) above and to receive the dividends which they are authorized to receive and retain pursuant to paragraph (ii) above.

(b)

Upon the occurrence and during the continuance of a Default or an Event of Default:

(i)

Upon notice by the Collateral Agent to the Pledgors, all rights of the Pledgors to exercise the voting and other consensual rights which they would otherwise be entitled to exercise pursuant to Section 6(a)(i) above shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii)

All rights of the Pledgors to receive the dividends which they would otherwise be authorized to receive and retain pursuant to Section 6(a)(ii) above shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends.

(iii)

All dividends which are received by the Pledgors contrary to the provisions of paragraph (ii) of this Section 6(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Pledgors and shall be forthwith paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(iv)

The Pledgors shall, if necessary to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 6(b)(i) above and to receive all dividends and distributions which it may be entitled to receive under Section 6(b)(ii) above, execute and deliver to the Collateral Agent, from time to time and upon written notice of the Collateral Agent, appropriate proxies, dividend payment orders and other instruments as the Collateral Agent may reasonably request.  The foregoing shall not in any way limit the Collateral Agent’s power and authority granted pursuant to Section 8 hereof.

Section 7.

Transfers and Other Liens.  The Pledgors agree that they will not (i) transfer, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Pledged Collateral, without the prior written consent of the Collateral Agent, or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for the Lien and the security interest created pursuant to this Agreement.

Section 8.

Collateral Agent Appointed Attorney-in-Fact and Proxy.  Each Pledgor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact and proxy with full irrevocable power and authority in the place and stead of such Pledgor and in the name of such Pledgor or in its own name, from time to time in the Collateral Agent’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to such Pledgor representing any dividend or other distribution or payment in respect of the Pledged Collateral or any part thereof and to give full discharge for the same and to vote or grant any consent in respect of the Pledged Shares authorized by Section 6(b) hereof.  Each Pledgor hereby ratifies, to the extent permitted by law, all that any said attorney shall lawfully do or cause to be done by virtue hereof.  This power, being coupled with an interest, is irrevocable until the Secured Obligations are paid in full.

Section 9.

Collateral Agent May Perform.  If any Pledgor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable jointly and severally by the Pledgors under Section 12 hereof and constitute Secured Obligations secured hereby.

Section 10.

  Reasonable Care.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Collateral Agent acts or omits to act in accordance with any instruction, direction or request delivered to them in writing. The Collateral Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it under this Agreement which it believes to be genuine and to have been signed or presented by the proper party or parties. The Collateral Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.  It being understood that neither the Collateral Agent nor the Holders shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Collateral Agent or the Holders have or are deemed to have knowledge of any such matter, or (ii) taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.

Section 11.

  Remedies upon Default.  If any Event of Default shall have occurred and be continuing:

(a)

The Collateral Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party after default under the Uniform Commercial Code (the “Code”) in effect in the State of New York at that time, and the Collateral Agent may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any office of the Collateral Agent or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable.  The Pledgors agree that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Pledgors of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Pledgor hereby waives (i) any claims against the Collateral Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree and (ii) any and all claims against the Collateral Agent in respect of the selection of any part of the Pledged Collateral, which selection shall be at the sole and absolute discretion of the Collateral Agent acting on the instruction of the holders of a majority in aggregate principal amount of Notes then outstanding (determined in accordance with Section 2.09 of the Indenture).

(b)

If the Collateral Agent shall determine to exercise its right to sell all or any of the Pledged Collateral pursuant to this Section 11, the Pledgors jointly and severally agree that, upon request of the Collateral Agent, each of the Pledgors, as applicable will, at their own cost and expense:

(i)

execute and deliver, and use their best efforts to cause the issuer of the Pledged Shares and its directors and officers to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Collateral Agent, necessary or advisable to register such Pledged Shares under the provisions of the Securities Act of 1933, as from time to time amended (the “Securities Act”), and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable thereto;

(ii)

use their best efforts to qualify the Pledged Collateral under the state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of the Pledged Collateral, as requested by the Collateral Agent;

(iii)

make available to the Collateral Agent, as soon as practicable, an earning statement of CSR which will satisfy the provisions of section 11(a) of the Securities Act; and

(iv)

do or cause to be done all such other acts and things as may be necessary to make such sale of the Pledged Collateral or any part thereof valid and binding and in compliance with applicable law.

The Pledgors further acknowledge the impossibility of ascertaining the amount of damages which would be suffered by the Holders by reason of the failure by them to perform any of the covenants contained in this Section 11 and, consequently, agree jointly and severally that, if any Pledgor shall fail to perform any of such covenants, each Pledgor shall be jointly and severally liable to pay, as liquidated damages and not as a penalty, an aggregate amount equal to the value of the Pledged Collateral on the date the Collateral Agent shall demand compliance with this Section.

(c)

The Pledgors recognize that, by reason of prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may, at its option, elect not to require the Pledgors to register all or any part of the Pledged Collateral and may therefore be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who will agree, among other things, to acquire such securities for their own account, for investment, and not with a view to the distribution or resale thereof.  The Pledgors acknowledge and agree that any such sale may result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions and, notwithstanding such circumstances, agree that any such sale shall be deemed to have been made in a commercially reasonable manner.  The Collateral Agent shall be under no obligation to delay the sale of any of the Pledged Collateral for the period of time necessary to permit any Pledgor to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Pledgors would agree to do so.

(d)

If the Collateral Agent determines to exercise its right to sell any or all of the Pledged Collateral, upon written request, the Pledgors shall, from time to time, furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number of shares and other instruments included in the Pledged Collateral which may be sold by the Collateral Agent as exempt transactions under the Securities Act and rules of the SEC thereunder, as the same are from time to time in effect.

(e)

Any cash held by the Collateral Agent as Pledged Collateral and all cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral shall be applied by the Collateral Agent:

First, to the payment of the costs and expenses of such sale, including, without limitation, expenses of the Collateral Agent and its agents including the fees and expenses of its counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith or pursuant to Section 9 hereof;

Next, to the payment of the Secured Obligations, in such order as the Indenture shall prescribe; and

Finally, after payment in full of all of the Secured Obligations, to the payment to the Pledgors, or their successors or assigns, or to whomsoever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct.

Section 12.

  Expenses.  Each Pledgor will upon demand be jointly and severally liable to pay to the Collateral Agent the amount of any and all Collateral Agent’s commissions and expenses, including, without limitation, the fees and expenses of the Collateral Agent’s counsel and of any experts and agents, which the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights and remedies hereunder of the Collateral Agent and the Holders, or (iv) the failure by any Pledgor to perform or observe any of the provisions hereof.

Section 13.

  Security Interest Absolute.  All rights of the Collateral Agent and security interests hereunder, and all obligations of the Pledgors hereunder, shall be absolute and unconditional irrespective of:

(a)

any lack of validity or enforceability of any provision of the Indenture, the Notes or any other Security Document or any other agreement or instrument relating thereto;

(b)

any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Secured Obligations, or any other amendment or waiver of any term of, or any consent to any departure from any requirement of, the Indenture, the Notes or any other Security Document;

(c)

any exchange, release or non-perfection of any Lien on any other collateral, or any release or amendment or waiver of any term of any guaranty of, or consent to departure from any requirement of any guaranty of, all or any of the Secured Obligations.

Section 14.  Additional Pledged Shares.

(a)

Each Pledgor agrees that if, at any time, the Market Value (as defined below) of the Pledged Shares is less than the Top-up Threshold, the Pledgors shall upon five (5) Business Days written notice of such an event (a “Triggering Event”) from the Collateral Agent in the form set forth in Schedule I attached hereto, pledge and perfect a first priority security interest in, in favor of the Collateral Agent on behalf of the Holders, such additional shares of CSR (“Additional Pledged Shares”), and to the extent such additional shares of are not sufficient, cash (“Pledged Cash”), as may be necessary such that the Market Value of the Pledged Collateral is increased to the required Top-up Threshold.  The Pledgors shall perfect a first priority security interest in such Pledged Cash by placing the Pledged Cash into a cash collateral account maintained by the Collateral Agent over which no Pledgor shall have any right of withdrawal.  For the avoidance of doubt, the Pledged Shares are not part of the Additional Pledged Shares.

For purposes of this Section 14, the following definitions shall apply:

“Market Value” of the Pledged Shares shall mean the number of Pledged Shares multiplied by the VWAP of the Common Stock for the preceding 20 Trading Days; provided, however that for the purpose of this Agreement, the VWAP at the Issue Date (as defined in the Indenture) shall in no event be deemed to be higher than $20.00 per share (as proportionately adjusted hereafter for any stock split, combination, recapitalization and the like).

“Top-up Threshold” shall mean 300% of the principal amount of the Notes then outstanding, or 275% of the principal amount of the Notes then outstanding in the event that (i) CSR has redeemed, repurchased or repaid in full of the CSR 2012 Notes or (ii) the redemption right of the holders of the CSR 2012 Notes upon a “change of control” pursuant to Section 4.17 of the CSR 2012 Note Indenture has been amended or waived entirely with no further effect.  “CSR 2012 Notes” means the $50,000,000 Guaranteed Senior Unsecured Convertible Notes due 2012 issued by CSR under the CSR 2012 Note Indenture.  “CSR 2012 Note Indenture” means the indenture dated April 24, 2007 by and among (i) CSR, (ii) CSR’s subsidiaries China Safetech Holdings Limited, China Security & Surveillance Technology (HK) Ltd., Chain Star Investments Ltd., as guarantors, and (iii) The Bank of New York, as trustee for the issuance of the CSR 2012 Notes.

“Trading Day” shall mean (x)  if the Common Stock is listed or admitted for trading on the American Stock Exchange or New York Stock Exchange, a day on which trades may be made on such exchange, (y) if the Common Stock is quoted on the Nasdaq National Market, a day on which trades may be made thereon or (z) if the Common Stock is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or the OTC Bulletin Board.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg Financial L.P. through its “Volume at Price” functions (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; or (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and lowest closing ask price of any of the market makers for such security as reported, and in each of the foregoing clauses ignoring any block trade (which for purposes of this definition means any transfer of more than 100,000 shares); If the VWAP cannot be calculated for such security on such date basis, the VWAP of such security on such date shall be the fair market value as mutually determined by the Pledgors and the Holders of at least a majority in aggregate principal amount of the Notes then outstanding.

(b)

The Pledgors shall deliver to the Collateral Agent an amendment to this Agreement within 5 Business Days following any pledge of Additional Pledged Shares or Pledged Cash pursuant to this Section 14, duly executed by the Pledgors and in the form set forth in Schedule II attached hereto, in respect of such Additional Pledged Stock and Pledged Cash, pursuant to which the Pledgors shall pledge to the Collateral Agent on behalf of the Holders such Additional Pledged Shares and Pledged Cash.  Pursuant to such amendment, the Pledgors shall (i) deliver the certificates representing such Additional Pledged Shares to the Collateral Agent in the manner described in Section 3, (ii) deliver to the Collateral Agent stock power(s) with respect to the Additional Pledged Shares, (iii) make the necessary Uniform Commercial Code filings to perfect the Collateral Agent first priority security interest on behalf of the Holders in such Additional Pledged Shares or Pledged Cash in the manner described in Section 5, (iv) pursuant to section 162 of the BVIBC Act, make an entry in its Register of Charges (in the case of Whitehorse) maintained at its registered office (or at the office of its registered agent) in respect of the Additional Pledged Shares or Pledged Cash that it grants in favor of the Holders, and shall as soon as practicable thereafter, pursuant to section 163 of the BVIBC Act, make an application with the Registrar of Corporate Affairs of the BVI to register details of the Additional Pledged Shares or Pledged Cash in the Register of Registered Charges, in order to comply the legal requirements in the BVI for establishing priority of collateral security interests, and (v) place the Pledged Cash, if any, into a cash collateral account maintained by the Collateral Agent over which no Pledgor shall have any right of withdrawal.  Each Pledgor hereby authorizes the Collateral Agent to attach such amendment to this Agreement and agree that all Pledged Shares (including Additional Pledged Stock) and Pledged Cash listed on any such amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.

Section 15.

  Amendments, Etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by any Pledgor herefrom shall in any event be effective unless the same shall be in writing, approved by a majority of the Holders and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 16.

  Addresses for Notices.  All notices and other communications provided for hereunder shall be in writing and mailed, telecopied or delivered by hand, if to the Pledgors or the Collateral Agent, addressed to each of the Pledgors or the Collateral Agent, as the case may be, the address specified in the Indenture or the Collateral Agent, as the case may be or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section.  All such notices and other communications shall, when mailed, telecopied or delivered, be effective when deposited in the mails, telecopied with confirmation of receipt, or delivered by hand to the addressee or its agent, respectively.

Section 17.

  Continuing Security Interest; Transfer of Notes or Obligations.  This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) remain in full force and effect until indefeasible payment in full of the Secured Obligations, (ii) be binding upon the Pledgors, their successors and assigns, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of and be enforceable by the Collateral Agent and its successors, transferees and assigns.  Upon the payment in full of the Secured Obligations, each Pledgor shall be entitled to the return, upon such Pledgor’s request and at its expense, of such of its Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

Section 18.

No Implicit Duties. The Collateral Agent shall be obligated to perform such duties and only such duties as are set out in this Agreement and no implied duties or obligations shall be read into this Agreement or the against the Collateral Agent.

Section 19.

Illegality. In the event that the Collateral Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from the Holders, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until it is directed in writing by a final order or judgment of a court of competent jurisdictions.

Section 20.

Indemnity. The Pledgors shall indemnify the Collateral Agent against any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and attorneys fees (for purposes of this Section, “losses”) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Agreement, including the costs and expenses of enforcing this Agreement and the Pledged Collateral hereunder against the Pledgors (including this Section) and defending itself against any claim (whether asserted by the Pledgors or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent such losses may be attributable to its gross negligence or willful default. The Collateral Agent shall notify the Pledgors promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Pledgors shall not relieve the Pledgors of its obligations under this Section, to the extent the Pledgors has been prejudiced thereby. The Pledgors shall defend the claim, and the Collateral Agent shall cooperate in the defense. The Pledgors need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Pledgors need not reimburse any expense or indemnify against any loss incurred by the Trustee through the Trustee’s own willful default or gross negligence.

The obligations of the Pledgors under this Section shall survive the satisfaction and discharge of the Indenture, the resignation or removal of the Collateral Agent and payment in full of the Secured Obligations through the expiration of the applicable statute of limitations.

Section 21.

Not Liable for Actions. The Collateral Agent shall not be liable for any action taken or omitted by it except to the extent that a court of competent jurisdiction determines that the Collateral Agent’s gross negligence or willful default was the primary cause of any loss to the Pledgors.  Notwithstanding any other term or provision of this Agreement to the contrary, the Collateral Agent shall not be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever including but not limited to loss of profits, regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this Section shall survive the termination or expiration of this Agreement or the resignation or removal of the Collateral Agent.

Section 22.

Delegation and Expert Advice. The Collateral Agent may execute any of its powers and perform any of its duties hereunder directly or through delegates or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Collateral Agent shall not be liable for the acts of such delegates or attorneys, or for anything done, suffered or omitted by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. The Collateral Agent may engage and consult, at the expense of the Pledgors with any legal adviser and professional adviser selected by it and rely upon any advice so obtained and each of the Collateral Agent and its directors, officers, employees and duly appointed agents shall be protected and shall not be liable in respect of any action taken, or omitted to be done or suffered to be taken, in accordance with such advice.

Section 23.

Successor. Any corporation into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Collateral Agent, shall be the successor to the Collateral Agent hereunder without the execution or filing of any papers or any further act on the part of any of the parties hereto.

Section 24.

Retirement of Collateral Agent. The Collateral Agent may give not less than 30 days prior written notice to the Pledgors for its intention of resignation without assigning any reason and without being responsible for any costs, charges and expenses occasioned by such resignation.  The Pledgors hereby covenant that in the event of the Collateral Agent giving notice under this Section, they shall use their best endeavors to procure a new Collateral Agent to be appointed and agreed by the Holders, and if they fail to procure the appointment of a new Collateral Agent within 15 days of the expiration of such written notice, the Collateral Agent shall either appoint a successor Collateral Agent or petition any court of competent jurisdiction for its resignation; provided that it has notified the Pledgors prior to it doing so.  If such petition is granted, the Collateral Agent shall notify all transaction parties in writing of its resignation.

Section 25.

  Governing Law; Severability Terms; Waiver of Immunities.  This agreement shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remaining provisions of this Agreement.  Unless otherwise defined herein or in the Indenture, terms defined in Article 9 of the Uniform Commercial Code as in effect in the State of New York are used herein as therein defined.  The Pledgors hereby appoints Law Debenture Corporate Services Inc., 400 Madison Avenue, Suite 4D, New York, NY 10017, Facsimile No. +1 212 750 1361, as its authorized agent upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein.  Each Pledgor waives any objection that it may have to the venue of any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America, in each case, located in the Borough of Manhattan, City and State of New York, or that such suit, action or proceeding brought in the courts of the State of New York or the United States of America, in each case, located in the Borough of Manhattan, City and State of New York was brought in an inconvenient court and agrees not to plead or claim the same.  To the extent that each of the Pledgors has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, each of the Pledgors hereby irrevocably waives such immunity in respect of its Secured Obligations under this Indenture and the Notes, to the extent permitted by law.

Section 26.

  Waiver of Jury Trial.  Each Pledgor waives any right it may have to a trial by jury in respect of any litigation based on, or arising out of, under or in connection with, this Agreement, the Indenture or any other Security Document, or any course of conduct, course of dealing, verbal or written statement or other action of any loan party or any secured party.

Section 27.

  Section Titles.  The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not part of this Agreement.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Pledgor has caused this Agreement to be duly executed and delivered by him, her or, in the case of Whitehorse, its duly authorized officer on the date first above written.

MR. TU GUO SHEN

WHITEHORSE TECHNOLOGY LIMITED

By:

Name:

Title:

Accepted and Agreed:

DB TRUSTEES (HONG KONG) LIMITED

(as Collateral Agent)

By:

Title:

[Signature Page – Share Pledge Agreement]

SCHEDULE I

NOTICE

Whitehorse Technology Limited

13/F, Shenzhen Special Zone Press Tower,
Shennan Road, Futian, Shenzhen
P.R. China

Mr. Tu Guo SHen (together with Whitehorse Technology Limited, the “Pledgors”)

13/F, Shenzhen Special Zone Press Tower,
Shennan Road, Futian, Shenzhen
P.R. China

Dear Pledgors:

In accordance with Section 14 of that certain Pledge and Security Agreement, dated January 11 2008 (the “Pledge Agreement”), since the Market Value of the Pledged Shares is less than the Top-Up Threshold, we hereby notify you that additional Pledged Collateral at least in the aggregate amount of US$ _____, either in the form of Additional Pledged Shares or cash or the combination of both, must be delivered to the Collateral Agent by ________

Terms used in this Notice but not otherwise defined herein shall have the same meaning as in the Pledge Agreement.

DB Trustees (Hong Kong ) Limited

(as Collateral)

By: _______________________

Name: _____________________

Title: ______________________

[Signature Page – Share Pledge Agreement]

SCHEDULE II

PLEDGE AMENDMENT

This Pledge Amendment, dated             , 20__, is delivered pursuant to Section 14(b) of the Pledge Agreement referred to below.  The undersigned hereby agrees that this Pledge Amendment may be attached to the Pledge Agreement, dated January 11, 2008, by the undersigned in favor of DB Trustees (Hong Kong) Limited as Collateral Agent on behalf of and for the benefit of the Holders referred to therein and that the Additional Shares listed on this Pledge Amendment shall be and become part of the Pledged Collateral referred to in the Pledge Agreement and shall secure all the Pledgors’ obligations under the Indenture.  The terms defined in the Pledge Agreement or Indenture are being used herein as therein defined.

[PLEDGOR’S NAME]

By:

Title:

STOCK

Stock Company	Class of Stock	Certificate Nos.	Par Value	Number of Shares	Pledged By

[Signature Page – Share Pledge Agreement]